Exhibit 99.1

ProPhase Labs Announces Financial Results for the Three Months Ended March 31, 2024, and Highlights Significant Progress in its Strategic Initiatives. - Updated

Pharmaloz Manufacturing explores strategic alternatives, including potential sale.

Company announces major strategic AI initiative, Project ZenQ-AI, leveraging its massive global genomics database and patented discoveries in its BE-Smart Esophageal Cancer Diagnostic Test.

BE-Smart Cancer Test continues to advance towards second half commercialization.

Company is issuing this updated Press Release solely to correct typographical errors in Weighted average common shares outstanding and Earnings (Loss) Per Share on the Condensed Consolidated Statements of

Operations and Comprehensive Income (Loss).

Garden City, NY – May 9, 2024 (GLOBE NEWSWIRE) – ProPhase Labs, Inc. (NASDAQ: PRPH) (“ProPhase” or the “Company”), a next-generation biotech, genomics, and diagnostics company, today reported its financial and operational results for the three months ended March 31, 2024.

The three months ended March 31, 2024, marked a continuation of the transformation of ProPhase Labs. As the expansion plans at its wholly owned subsidiary, Pharmaloz Manufacturing, gain momentum, the Company is evaluating strategic alternatives including the potential sale or securing long-term agreements to optimize the capacity of its forthcoming second production line.

The shortage of lozenge manufacturing capacity that the Company has previously highlighted shows no sign of abating. In Q1 the Company attended Expo West, the largest health and wellness expo of the year. Pharmaloz was the only attending company, to our knowledge, that was offering future lozenge manufacturing capacity. Nearly a dozen companies expressed significant interest, and we are in negotiations with several such companies. Some of the newer potential customers are seeking out functional year-round lozenges that deliver vitamins, immunity boosters or overall health and wellness. Over the next several quarters, Pharmaloz intends to enter into agreements with multiple customers that will require year-round production that should smooth out the manufacturing seasonality. The new automation equipment incorporated into line one is running smoothly and the capacity has been increased to over $15 million per year. Furthermore, the Company intends to increase the efficiency of line one by incorporating cutting-edge water recycling that will decrease water usage by over 96%. Line two is being delivered in several stages, with completion expected during the third quarter. It is anticipated that the addition of line two could lead to a significant increase in revenues at Pharmaloz starting in the fourth quarter.

Subject to market conditions, our ability to generate enhanced revenues, and other factors, the Company anticipates that there will be a significant sequential improvement in revenues and EBITDA in the second half of 2024, driven by strategic advancements across its subsidiaries.

Participants can register for the virtual conference call by navigating to:

https://www.renmarkfinancial.com/events/first-quarter-2024-results-virtual-conference-call-nasdaq-prph-2024-05-09-110000

Additional corporate highlights for the three months ended March 31, 2024, and recent positive developments, include the following:

1)	Pharmaloz Manufacturing

●	The Company is currently engaged in late-stage negotiations to potentially either sell the plant or pre-book some or all of the future capacity of its second manufacturing line.

●	Anticipate $40 - $45 million of potential revenue capacity once line two is fully operational in Q3. $80 - $100 million of potential revenue capacity if an additional two lines are installed in 2025.

●	There is a significant shortage of lozenge manufacturing capacity in both the U.S. and globally.

●	The Company estimates that to build a new manufacturing facility from scratch with the capacity that Pharmaloz could have next year might cost approximately $100 million and take 5 years to complete with FDA approvals. And of course, any such new facility would not include the customers that the Company already has.

●	Pharmaloz recently signed two significant deals representing over $5 million in additional revenues per year. Manufacturing has already begun for the first of these deals. Both deals could expand significantly in the future. Importantly, the second customer is not seasonal.

●	The Company is working on several more non-seasonal customers that were sourced at the largest annual health and wellness expo.

●	Engineering completed the design of phase 1 and phase 2 plans. This could potentially take the plant from 1 lozenge line to a potential of up to 7 operational lines within the next four years and a potential of over $250 million in annual revenue capacity.

●	New liquid fill equipment is ahead of schedule and already enroute to the factory with manufacturing anticipated to begin by the end of May.

●	Existing customers accepted an average price increase of 15.2% for production in 2024.

●	Passed the 3-year FDA audit with no citations.

●	Recently passed the 4-Day UL Audit.

2)	Nebula Genomics

●	Expanded its business development team to increase global outreach and access to advanced genetic testing.

●	Automated workflows and added key technicians in the New York lab have significantly improved throughput and reduced turnaround times.

●	Nebula has built a massive database over the last six years, from whole genome sequencing tests across more than 130 countries, equivalent to roughly 150 million ancestry SNP-based tests.

●	Data is safeguarded by world-class cyber security measures to protect sensitive genetic information.

●	Nebula’s whole genome sequencing technology analyzes greater than 99% of human DNA, providing a deeper insight compared to typical ancestry tests that analyze less than 1%.

●	Nebula’s proprietary bioinformatics platform delivers in-depth genetic health information, identifies rare genetic mutations, and traces ancestry at highly competitive prices.

●	Signed key international business-to-business agreement with MenaDNA, Inc., a well-established global distribution company, enabling significant global growth opportunities.

●	Additional significant agreements are currently under negotiation.

3)	BE-Smart Esophageal Cancer Test

●	Completed additional samples which are currently being analyzed by Stat King, a division of Genesis Drug Discovery and Development, to further validate the 90%+ sensitivity and specificity of the BE-Smart Esophageal Cancer test.

●	Company on track to commercialize BE-Smart in the second half of 2024. Working with multiple consultants to secure CPT codes by the second half of 2024.

●	Discussions for commercialization continue with a potential global partner.

●	Working in conjunction with multiple groups to fully develop the ‘advanced traffic light’ approach of green, yellow, orange, and red to assess distinct levels of cancer risk, leading to optimized treatment approaches. This approach could lead to insurance companies mandating the use of the BE-Smart test for endoscopies performed on Barrett’s Esophagus patients.

●	Working with Mayo Clinic to assess additional potential areas of interest within a panel of 55 additional markers. These patterns could help in conjunction with ZenQ-AI to develop potential targeted oncology therapies.

4)	Project ZenQ-AI

●	The launch of Project ZenQ-AI marks a significant leap forward in cancer treatment research, utilizing the Company’s massive global genomics database and analyzing patented discoveries from its BE-Smart Esophageal Cancer diagnostic test.

●	This initiative deploys state-of-the-art AI algorithms to discover potential new cancer therapies, specifically focusing on antibody drug conjugates.

5)	Equivir

●	Anticipate that by the end of May, the 300th patient will have reached the 180-day mark thereby completing the original target of enrolling 300 or more patients and monitoring such patients over a 180-day period.

●	Currently have over 329 active patients in the study.

●	Released impressive interim preliminary results from 152 patients at the 90-day mark.

●	Remain on target for full data unlocking by the end of the second quarter.

●	The Company is planning to increase production of the Equivir capsules with a second half 2024 launch timeframe.

●	Currently working with the Company’s distribution partner to potentially leverage distribution longer term in over 40,000 food, drug and mass retail stores.

6)	Some additional financial highlights

●	Ended April with over $4.6 million in cash on the balance sheet.

●	Realized over $3.6 million on the partial sale of an investment.

●	Raised over $2.5 million by securitizing a small portion of outstanding receivables.

●	Increased monthly accounts receivable collections with current collection partner.

●	Started to receive payment from a key insurance company representing a receivable of close to $4.2 million.

Ted Karkus, ProPhase Lab’s Chief Executive Officer, commented, “Q1 continues to be transformative for ProPhase Labs. The expansion of Pharmaloz and new strategic interest, the potential commercialization of our BE-Smart Esophageal Cancer test, the continued development of Nebula Genomics and the most recent AI initiative are collectively paving the way for a very exciting future.

Pharmaloz is no longer an undiscovered gem as it was one of the stars of the expo in April. We discussed potential deals with a dozen companies that, if consummated, would fill our near term planned capacity expansion. Several key industry players have turned to Pharmaloz to help develop bench samples of products that they have not been able to develop on their own. Furthermore, the interest from a couple of the largest brands has been quite staggering as they are seeking to potentially lock up our newest line with long-term contracts. We are also excited to roll out our liquid-filled capacity, starting late in Q2, as many customers are noting growing demand in the liquid-filled segment.

ProPhase Biopharma remains a primary focus as our BE-Smart Esophageal Cancer test moves ever closer to commercialization. The Company is in discussions with multiple experts in the field to secure the CPT codes and plan for a successful commercial launch. The initial target market for BE-Smart is $7 - $14 billion dollars. We believe that there is an incredible need and lack of competition for our breakthrough cancer test.

We also eagerly await the results of the Equivir trial expected to be released sometime by the end of the second quarter. Once we confirm the results, the Company is poised with a commercial launch designed to coincide with the start of the upper respiratory disease season.

As we move forward, our focus remains on driving value across all subsidiaries, with a clear vision of realizing and maximizing shareholder value. As of April 30, 2024, the Company had over $4.6 million in cash. The Company has no current plans to raise additional equity capital as there are three potential liquidity events that we are focused on. There is a potential strategic acquisition at Pharmaloz that could require a significant downpayment. Additionally, there could be a substantial downpayment to secure capacity on line two. Separately, there is the potential for a significant inflow of capital related to our enhanced accounts receivable collection initiatives. Any one of these three key liquidity events may happen within the next quarter or two. The future of ProPhase has never been brighter, and the best is yet to come”, concluded Mr. Karkus.

Financial Results

Three Months Ended March 31, 2024 as compared to the Three Months Ended March 31, 2023

For the three months ended March 31, 2024, net revenue was $3.6 million as compared to $19.3 million for the three months ended March 31, 2023. The decrease in net revenue was the result of a $14.5 million decrease in net revenue from diagnostic services, and a $1.1 million decrease in consumer products. The decrease in net revenue for diagnostic services was due to decreased COVID-19 testing volumes compared to the 2023 period as a result of the highly contagious Omicron variant, which emerged in early 2022. Overall diagnostic testing volume decreased from 120,000 tests in the three months ended March 31, 2023 to zero tests in the three months ended March 31, 2024. None of the tests during the three months ended March 31, 2023 were reimbursed by the HRSA uninsured program.

Cost of revenues for the three months ended March 31, 2024 were $4.1 million, comprised of $0.7 million for diagnostic services and $3.4 million for consumer products. Cost of revenues for the three months ended March 31, 2023 were $8.8 million, comprised of $5.2 million for diagnostic services and $3.6 million for consumer products.

We realized a gross margin loss of $0.4 million for the three months ended March 31, 2024 as compared to a gross margin profit of $10.5 million for the three months ended March 31, 2023. The decrease of $10.9 million was comprised of a decrease of $10.0 million in diagnostic services, and a decrease of $0.9 million in consumer products. For the three months ended March 31, 2024 and 2023 we realized an overall gross margin of (11.9)% and 54.5%, respectively. Gross margin for diagnostic services was zero or not applicable due to no revenue and 64.0% in the 2024 and 2023 comparable periods, respectively. Gross margin for consumer products was 7.8% and 25.5% in the 2024 and 2023 comparable periods, respectively. Gross margin for consumer products has historically been influenced by fluctuations in quarter-to-quarter production volume, fixed production costs and related overhead absorption, raw ingredient costs, inventory mark to market write-downs and timing of shipments to customers.

Diagnostic services costs for the three months ended March 31, 2024 were zero compared to $1.2 million for the three months ended March 31, 2023. The decrease in diagnostic service costs of $1.2 million for the three months ended March 31, 2024 as compared to the three months ended March 31, 2023 was due to decreased COVID-19 testing volumes in 2024 compared to the 2023 period.

General and administration expenses for the three months ended March 31, 2024 were $7.6 million as compared to $8.3 million for the three months ended March 31, 2023. The decrease in general and administration expenses of $0.7 million for the three months ended March 31, 2024 as compared to the three months ended March 31, 2023 was principally related to a decrease in personnel expenses and professional fees associated with our diagnostic services business.

Research and development costs for the three months ended March 31, 2024 were $272,000 as compared to $144,000 for the three months ended March 31, 2023. The increase in research and development costs of $128,000 for the three months ended March 31, 2024 as compared to the three months ended March 31, 2023 was principally due to increased activities at PBIO. These activities include product research and field testing.

As a result of the effects described above, net loss for the three months ended March 31, 2024 was $6.3 million, or $(0.07) per share, as compared to net income of $0.6 million, or $0.03 per share, for the three months ended March 31, 2023. Diluted loss and earnings per share for the three months ended March 31, 2024 and 2023 were $(0.07) and $0.03, respectively.

Our aggregate cash and cash equivalents as of March 31, 2024 were $1.7 million as compared to $2.1 million at December 31, 2023. Our working capital was $21.1 million and $26.7 million as of March 31, 2024 and December 31, 2023, respectively. The decrease of $0.4 million in our cash and cash equivalents for the three months ended March 31, 2024 was principally due to the proceeds from the sale of marketable debt securities of $3.4 million, and proceeds from issuance of notes payable and mortgage loan of $2.5 million, offset by (i) $5.1 million cash used in operating activities, (ii) capital expenditures of $0.9 million, and (iii) repayment of notes payable for $189,000. As of April 30, 2024 the Company had $4.6 million of cash.

Webcast Details

Investors interested in participating in this live event will need to register using the link below. After the event, a replay will be available on The Company’s Investor website.

REGISTER HERE:https://www.renmarkfinancial.com/events/first-quarter-2024-results-virtual-conference-call-nasdaq-prph-2024-05-09-110000

About ProPhase Labs

ProPhase Labs Inc. (Nasdaq: PRPH) (“ProPhase”) is a next-generation biotech, genomics and diagnostics company. Our goal is to create a healthier world with bold action and the power of insight. We’re revolutionizing healthcare with industry-leading Whole Genome Sequencing solutions, while developing potential game changer diagnostics and therapeutics in the fight against cancer. This includes a potentially life-saving cancer test focused on early detection of esophageal cancer and potential breakthrough cancer therapeutics with novel mechanisms of action. Our world-class CLIA labs and cutting-edge diagnostic technology provide wellness solutions for healthcare providers and consumers. We develop, manufacture, and commercialize health and wellness solutions to enable people to live their best lives. We are committed to executional excellence, smart diversification, and a synergistic, omni-channel approach. ProPhase Labs’ valuable subsidiaries, their synergies, and significant growth underscore our multi-billion-dollar potential.

Forward Looking Statements

Except for the historical information contained herein, this document contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategy, plans, objectives and initiatives, including our expectation to enter into new agreements for Pharmaloz, our expectations regarding the future revenue growth potential of each of our subsidiaries, our expectations regarding future liquidity events and the prospects of raising additional equity capital, the expected timeline for commercializing our BE-Smart Esophageal Cancer Test, our ability to enter into new domestic and international long-term contracts for our Nebula Genomics business and the financial impact of any such contracts, the anticipated timing for the receipt of new equipment and installation of additional lozenge lines and their ability to increase capacity and revenue, our anticipated expenses, ability to obtain funding for our operations and the sufficiency of our cash resources, and the expected timeline for the launch of Equivir capsules. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include but are not limited to our ability to obtain and maintain necessary regulatory approvals, general economic conditions, consumer demand for our products and services, challenges relating to entering into and growing new business lines, the competitive environment, and the risk factors listed from time to time in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any other SEC filings. The Company undertakes no obligation to update forward-looking statements except as required by applicable securities laws. Readers are cautioned that forward-looking statements are not guarantees of future performance and are cautioned not to place undue reliance on any forward-looking statements.

For more information, visit www.ProPhaseLabs.com.

ProPhase Media Relations and Institutional Investor Contact:

ProPhase Labs, Inc.

267-880-1111

investorrelations@prophaselabs.com

ProPhase Retail Investor Relations Contact:

Renmark Financial Communications

John Boidman

514-939-3989

Jboidman@renmarkfinancial.com

Source: ProPhase Labs, Inc.

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	March 31, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,175	$1,609
Restricted cash	561	540
Marketable debt securities, available for sale	58	3,127
Accounts receivable, net	35,116	36,313
Inventory, net	3,758	3,841
Prepaid expenses and other current assets	4,377	2,155
Total current assets	45,045	47,585

Property, plant and equipment, net	12,797	12,898
Prepaid expenses, net of current portion	732	832
Operating lease right-of-use asset, net	4,462	4,572
Intangible assets, net	11,687	12,333
Goodwill	5,231	5,231
Deferred tax asset	9,762	7,313
Other assets	316	1,163
TOTAL ASSETS	$90,032	$91,927

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$11,759	$9,383
Accrued diagnostic services	268	314
Accrued advertising and other allowances	8	24
Finance lease liabilities	1,840	1,840
Operating lease liabilities	959	953
Short-term loan payable, net of discount of $396	2,381	—
Deferred revenue	1,630	2,382
Income tax payable	3,005	3,278
Other current liabilities	2,057	2,683
Total current liabilities	23,907	20,857

Non-current liabilities:
Secured long-term debt, net of discount of $334 and $340	2,926	2,924
Unsecured promissory notes, net of discount of $232 and $266	7,368	7,334
Due to sellers (see Note 3)	2,000	2,000
Deferred revenue, net of current portion	1,100	1,100
Operating lease liabilities, net of current portion	4,122	4,237
Finance lease liabilities, net of current portion	3,742	4,092
Total non-current liabilities	21,258	21,687
Total liabilities	45,165	42,544

COMMITMENTS AND CONTINGENCIES

Stockholders’ equity
Preferred stock authorized 1,000,000, $0.0005 par value, no shares issued and outstanding	—	—
Common stock authorized 50,000,000, $0.0005 par value, 18,045,029 and 18,045,029 shares outstanding, respectively	18	18
Additional paid-in capital	120,283	118,694
Accumulated deficit	(11,294)	(5,029)
Treasury stock, at cost, 18,940,967 and 18,940,967 shares, respectively	(64,000)	(64,000)
Accumulated other comprehensive loss	(140)	(300)
Total stockholders’ equity	44,867	49,383
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$90,032	$91,927

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except per share amounts)

(unaudited)

	For the three months ended
	March 31, 2024	March 31, 2023
Revenues, net	$3,634	$19,303
Cost of revenues	4,067	8,783
Gross (loss) profit	(433)	10,520

Operating expenses:
Diagnostic expenses	—	1,203
General and administration	7,593	8,298
Research and development	272	144
Total operating expenses	7,865	9,645
(Loss) Income from operations	(8,298)	875

Interest income, net	—	11
Interest expense	(515)	(215)
Other expense	(18)	(107)
(Loss) Income from operations before income taxes	(8,831)	564
Income tax benefit (expense)	2,566	(14)
(Loss) income from operations after income taxes	(6,265)	550
Net (loss) income	$(6,265)	$550

Other comprehensive income (loss):
Unrealized gain (loss) on marketable debt securities	160	(665)
Total comprehensive loss	$(6,105)	$(115)

Earnings (loss) per share:
Basic	$(0.35)	$0.03
Diluted	$(0.35)	$0.03

Weighted average common shares outstanding:
Basic	18,045	16,748
Diluted	18,045	18,061

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	For the three months ended
	March 31, 2024	March 31, 2023
Cash flows from operating activities
Net (loss) income	$(6,265)	$550
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Realized loss on marketable debt securities	18	107
Depreciation and amortization	1,686	1,292
Amortization of debt discount	146	20
Amortization on operating lease right-of-use assets	110	85
Stock-based compensation expense	1,589	947
Accounts receivable allowances	—	(147)
Credit loss expense, direct write-off	—	230
Inventory reserve	(69)	1
Changes in operating assets and liabilities:
Accounts receivable	1,197	(864)
Inventory	152	(336)
Prepaid expenses and other current assets	(2,122)	(2,107)
Deferred tax asset	(2,612)	(96)
Other assets	847	—
Accounts payable and accrued expenses	2,376	(2,661)
Accrued diagnostic services	(46)	(656)
Accrued advertising and other allowances	(16)	52
Deferred revenue	(752)	443
Operating lease liabilities	(459)	(80)
Income tax payable	(273)	(341)
Other liabilities	(626)	4,037
Net cash (used in) provided by operating activities	(5,119)	476

Cash flows from investing activities
Business acquisitions, escrow received	—	478
Asset acquisitions, net of cash acquired	—	(2,904)
Proceeds from sales of marketable securities	3,374	1,291
Capital expenditures	(939)	(517)
Net cash provided by (used in) investing activities	2,435	(1,652)

Cash flows from financing activities
Proceeds from issuance of note payable	2,460	7,600
Repurchases of common shares	—	(541)
Repurchase of common stock for payment of statutory taxes due on cashless exercise of stock option	—	(5,379)
Repayment of note payable	(189)	—
Net cash provided by financing activities	2,271	1,680

(Decrease) increase in cash, cash equivalents and restricted cash	(413)	504
Cash, cash equivalents and restricted cash at the beginning of the period	2,149	9,109
Cash, cash equivalents and restricted cash at the end of the period	$1,736	$9,613

Supplemental disclosures:
Cash paid for income taxes	$318	$1,500
Interest payment on the promissory notes	$642	$203

Supplemental disclosure of non-cash investing and financing activities:
Financed capital expenditures	$—	$1,623
Common stock issued in asset acquisition	$—	$1,000

Non-GAAP Financial Measures and Reconciliation

In an effort to provide investors with additional information regarding our results of operations as determined by accounting principles generally accepted in the United States of America (“GAAP”), we disclose certain non-GAAP financial measures. The primary non-GAAP financial measures we disclose are EBITDA and Adjusted EBITDA.

We define “EBITDA” as net income (loss) before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding acquisition costs, other non-cash items, and other unusual or non-recurring charges (as described in the table below).

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from the non-GAAP financial measures.

We use EBITDA and Adjusted EBITDA internally to evaluate and manage the Company’s operations because we believe they provide useful supplemental information regarding the Company’s ongoing economic performance. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our operating results primarily because they exclude amounts that are not considered part of ongoing operating results when planning and forecasting and when assessing the performance of the organization. In addition, we believe that non-GAAP financial information is used by analysts and others in the investment community to analyze our historical results and in providing estimates of future performance and that failure to report these non-GAAP measures could result in confusion among analysts and others and create a misplaced perception that our results have underperformed or exceeded expectations.

The following table sets forth the reconciliations of EBITDA and Adjusted EBITDA excluding other costs to the most comparable GAAP financial measures (in thousands):

	For the three months ended
	March 31, 2024	March 31, 2023
GAAP net income (1)	$(6,265)	$550
Interest, net	515	204
Income tax (benefit) expense	(2,566)	14
Depreciation and amortization	1,686	1,292
EBITDA	(6,630)	2,060
Share-based compensation expense	1,589	947
Non-cash rent expense (2)	169	6
Bad debt expense	—	74
Adjusted EBITDA	$(4,872)	$3,087

(1)	We believe that net income (loss) is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA measure the Company’s operating performance without regard to certain expenses. EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP and the Company’s computation of EBITDA and Adjusted EBITDA may vary from others in the industry. EBITDA and Adjusted EBITDA have important limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results as reported under GAAP.

(2)	The non-cash portion of rent, which reflects the extent to which our GAAP rent expense recognized exceeds (or is less than) our cash rent payments. For newer leases, our rent expense recognized typically exceeds our cash rent payments, while for more mature leases, rent expense recognized is typically less than our cash rent payments.